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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-46904, 333-73856, 333-121482, 333-122714 and 333-128116 on Form S-8 of (1)
our report dated March 27, 2006 relating to the consolidated financial statements of Delta Air Lines, Inc. (which report expresses an unqualified opinion on the Company's consolidated financial statements and includes explanatory paragraphs relating to the Company's reorganization under Chapter 11 of the United States Bankruptcy Code and the Company's ability to continue as a going concern) and (2) our report dated March 27, 2006 relating to management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Delta Air Lines, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE
Atlanta, Georgia
March 27, 2006